SOURCE: HUDSON VALLEY HOLDING CORP.

FOR IMMEDIATE RELEASE	CONTACT

Hudson Valley Holding Corp. 21 Scarsdale Road Yonkers, NY 10707	James J. Landy President & CEO (914) 771-3230
Stephen R. Brown Sr. EVP, CFO & Treasurer (914) 771-3212

HUDSON VALLEY HOLDING CORP. GROWS EARNINGS, LENDING AND CORE DEPOSITS IN THE THIRD QUARTER OF 2011

- Bank Increases EPS to $0.48 in the Third Quarter of 2011, from $0.42 in the Second Quarter and
$0.23 in the Third Quarter of 2010 -

- Core Deposits Grow to 93.8 percent of Deposits while Funding Costs Decline -

- Grows Net Loan Balances for Fourth Consecutive Quarter as the Bank Deploys Excess Liquidity in
Market-Rate Multi-family Lending Program -

- Nonperforming Assets Fall to Lowest Level in Nine Quarters -

YONKERS, N.Y. – October 26, 2011– Hudson Valley Holding Corp. (NYSE: HVB) today reported improved third quarter 2011 profits, as the bank continued to secure low-cost core deposits, deploy excess liquidity in its successful multi-family lending program, increase core revenues and maintain its operating efficiency.

The parent company of Hudson Valley Bank increased net income to $8.5 million, or $0.48 per diluted share, for the quarter ended September 30, 2011, compared to $7.4 million or $0.42 per diluted share during the second quarter of 2011 and $4.1 million or $0.23 per diluted share during the third quarter of 2010.

All earnings per share data reported today, including 2011 and 2010 quarterly EPS, reflect additional shares outstanding as a result of Hudson Valley’s 10 percent stock dividend issued in December 2010.

The bank, which serves middle-market commercial customers and their principals in Westchester County, metropolitan New York City, and lower Connecticut, also increased its pre-tax, pre-provision income during the third quarter of 2011 by 22.4 percent and 23.6 percent over the second quarter of 2011 and last year’s third quarter, respectively.

“By staying focused on business banking in the Metro New York communities we’ve served for so long and so well, we were able to deliver both top- and bottom-line improvement in the third quarter in a time of remarkable economic uncertainty,” President and Chief Executive Officer James J. Landy said. “In this prolonged and historic low interest rate environment, we increased loan and deposit balances, lowered funding costs and invested in our franchise by attracting seasoned bankers. At the same time, our patient pricing and aggressive credit quality improvement measures over the last 18 months cultivated a healthy balance sheet and strong capital position, which will be critical as we move into 2012.”

Core customer deposits grew $121.3 million during the quarter, contributing to a decline in the bank’s cost of deposits to 0.36 percent from 0.38 percent in the second quarter of 2011 and from 0.51 percent in the third quarter of 2010.

While not immune to the unprecedented rate environment compressing net interest margins (NIM) across the industry, Hudson Valley’s business-focused and low-funding-cost banking model delivered net interest income of $30.0 million in the third quarter of 2011, up from $29.6 million in the second quarter of 2011 and $27.3 million in the third quarter of 2010. Excess liquidity derived from substantial deposit growth contributed to compression of Hudson Valley’s net interest margin to 4.47 percent in the third quarter of 2011, compared to 4.55 percent in the second quarter of 2011. However, the net interest margin increased compared to the third quarter of 2010 net interest margin of 4.09 percent.

The continued deployment of excess cash in the bank’s robust multi-family lending program provided a significant offset to the margin decline, with $141.6 million in new loan volume originated during the third quarter. Management believes that Hudson Valley continues to maintain favorable net interest margin relative to other banks while reflecting the current low-rate environment.

Core deposits were 93.8 percent of Hudson Valley’s $2.5 billion in total deposits at September 30, 2011. Deposits totaled $2.4 billion at June 30, 2011 and $2.4 billion at September 30, 2010.

Indicative of the bank’s continued focus on efficiency and streamlined operations, Hudson Valley achieved positive operating leverage as compared to the linked and prior year quarters, while maintaining a strong efficiency ratio of 56.7 percent in the third quarter of 2011, compared to 58.8 percent in the second quarter of 2011 and 56.9 percent in the third quarter of 2010.

Lending Activity

Hudson Valley reported a sequential increase in net loans for the fourth consecutive quarter, while loan balances continue to reflect industry wide softness in demand. Net loans totaled $2.0 billion at September 30, 2011, representing increases of 5.6 percent from June 30, 2011 and 19.3 percent from September 30, 2010.

Hudson Valley’s primary source of loan growth in the quarter was again its multi-family lending program, which continued to serve the bank well as a near-term use of excess liquidity. During the third quarter the bank originated $141.6 million in multi-family loans, successfully reaching its board-approved authorization of $525 million in total commitments while continuing to exercise conservative underwriting discipline. Balances for these market-priced loans, which are designed for existing buildings with longstanding cash-flow histories from rental units, grew to $418.6 million at September 30, 2011, representing increases of 51.1 percent from June 30, 2011 and 235.8 percent from September 30, 2010. The remainder of the multi-family loan pipeline is expected to close in this year’s fourth quarter.

In addition, the company reported commercial real estate (CRE) loans of $818.0 million at September 30, 2011, representing a decrease of 3.2 percent from June 30, 2011 and an increase of 3.8 percent from September 30, 2010. As a business-focused community bank, CRE has historically been Hudson Valley’s single largest lending category, representing 40.1 percent of total loans at the end of the third quarter of 2011.

Portfolio Credit Quality

“The comprehensive approach we adopted to resolve the bank’s credit quality in 2010 continues to benefit the health of our balance sheet today,” Landy said. “We’re very pleased with the significant progress of problem asset resolutions in the third quarter, as loan and property sales reduced nonperforming assets to their lowest level in nine quarters. The fragile economy and protracted period of high unemployment continue to exert downward pressure on our overall asset quality, however, giving us reason to continue expecting an uneven, but generally improving, credit quality trend.”

Hudson Valley recorded a loan loss provision of $2.5 million in this year’s third quarter, compared to $1.5 million in the second quarter of 2011 and $6.6 million in the third quarter of 2010.

Net charge-offs were $2.3 million in the third quarter of 2011, including $2.0 million in losses related to a single loan. This compares to net recoveries of $0.1 million in the prior quarter and net charge-offs of $16.8 million in the third quarter of 2010. This quarter’s net charge-offs, while higher than the linked quarter, also demonstrate meaningful improvement from the levels just one year ago.

As a percentage of average loans, annualized net charge-offs were 0.47 percent in the third quarter of 2011, compared to annualized net recoveries of 0.01 percent in the second quarter of 2011 and net charge offs of 3.97 percent in the third quarter of 2010.

Hudson Valley’s total nonperforming assets (NPAs), including nonaccrual loans, loans held for sale, accruing loans delinquent over 90 days and other real estate owned (OREO), were $61.7 million at September 30, 2011, compared to $64.5 million at June 30, 2011 and $73.4 million at September 30, 2010. Nonperforming assets totaled 2.11 percent of total assets at September 30, 2011, compared to 2.29 percent at June 30, 2011 and 2.59 percent at September 30, 2010. Hudson Valley’s nonperforming assets at the end of 2011’s third quarter fell to their lowest level since the end of 2009’s second quarter.

Reflecting increased lending in the third quarter, as well as nonperforming assets at period end, the Bank’s allowance for loan losses was $42.1 million, or 2.07 percent of total loans, at September 30, 2011. Allowances were $41.9 million, or 2.17 percent of total loans, at June 30, 2011, and $36.9 million, or 2.15 percent of total loans, at September 30, 2010.

Capital Strength

Hudson Valley’s capital ratios remain in excess of “well capitalized” levels generally applicable to banks under current regulations. At September 30, 2011, Hudson Valley Holding Corp. posted a total risk-based capital ratio of 14.0 percent, a Tier 1 risk-based capital ratio of 12.7 percent, and a Tier 1 leverage ratio of 9.7 percent.

$0.20 Cash Dividend Declared

The Hudson Valley Board of Directors declared a cash dividend of $0.20 per share payable to all common stock shareholders of record as of the close of business on November 7, 2011. The dividend will be distributed to shareholders on or about November 18, 2011.

Common Stock Transferred to NYSE

On July 21, 2011 the Company announced the pending transfer of the listing of its common stock from the NASDAQ Global Select Market to the New York Stock Exchange. As of August 2, 2011, Hudson Valley common stock now trades on the NYSE under the ticker symbol “HVB”.

Third Quarter and Nine Month Review

Net income for the three month period ended September 30, 2011 was $8.5 million or $0.48 per diluted share, an increase of $4.4 million compared to net income of $4.1 million or $0.23 per diluted share for the same period in the prior year. Net income for the nine month period ended September 30, 2011 was $20.8 million or $1.17 per diluted share, an increase of $22.8 million compared to a net loss of $2.0 million or $(0.12) per diluted share for the same period in the prior year. Per share amounts for the 2010 periods have been adjusted to reflect the effects of the 10 percent stock dividend issued in December 2010.

The increases in earnings resulted primarily from significant decreases in the provision for loan losses which totaled $2.5 million and $9.5 million, respectively, for the three and nine month periods ended September 30, 2011, compared to $6.6 million and $40.7 million, respectively, for the same periods in the prior year. The 2011 provisions are significantly lower than those in 2010, however, the provisions in both 2011 and 2010 are reflective of continued weakness in the overall economy, and the related effects of this weakness on the Company’s overall asset quality.

Total loans increased $105.1 million and $307.6 million, respectively, during the three and nine month periods ended September 30, 2011 compared to the prior year end. These increases resulted primarily from strong demand for local market multi-family loans and increases in commercial real estate loans, partially offset by decreased loan demand in other sectors of the market, charge-offs and pay downs of existing loans. The Company continues to provide lending availability to both new and existing customers.

Nonperforming assets decreased to $61.7 million at September 30, 2011, compared to $64.1 million at December 31, 2010. The Company recognized $6.3 million of net charge-offs during the nine month period ended September 30, 2011. The Company had significant resolutions of problem assets during the third quarter of 2011. Overall asset quality, however, continued to be adversely affected by the current state of the economy and the real estate market, which has resulted in the continuation of elevated levels of delinquent and nonperforming loans, slowdowns in repayments and declines in the loan-to-value ratios on existing loans. The Company continues to reevaluate each problem loan and make a determination of net realizable value based on management’s estimation of the most probable outcome considering the individual characteristics of each asset against the likelihood of resolution with the current borrower, expectations for resolution through the court system, or other available market opportunities including consideration of loan sales.

Total deposits increased $295.2 million during the nine month period ended September 30, 2011, compared to the prior year end. The Company continued to experience significant growth in new customers both in existing branches and new branches added during the last two years. Proceeds from deposit growth were used to fund loan growth, reduce maturing term borrowings, increase the securities portfolio or were retained in liquid investments, principally interest earning bank deposits.

The Company’s short-term liquidity remains at elevated levels, resulting from continuing strong deposit growth and soft loan demand. With interest rates remaining at historical low levels, this excess liquidity contributed to margin compression. This compression has been significantly offset by reinvestment of available liquidity in new loans, primarily local market multi-family loans, and an $86.3 million reduction of term borrowings since September 30, 2010, of which $71.3 million occurred in the first nine months of 2011. The resulting net interest margin of 4.47 percent for the three month period ended September 30, 2011, decreased compared to 4.55 percent for the three month period ended June 30, 2011, but increased from 4.09 percent for three month period ended September 30, 2010. The decrease in the net interest margin for the three months ended September 30, 2011, compared to prior quarter resulted from lower overall yields on investments and the impact of interest reversals on nonaccrual loans, partially offset by increases in interest income resulting from the redeployment of short-term liquidity into loans and a lower cost of funds.

As a result of the aforementioned activity in the Company’s core businesses of loans and deposits and other asset/liability management activities, tax equivalent basis net interest income increased by $2.6 million or 9.3 percent to $30.6 million for the three month period ended September 30, 2011, compared to $28.0 million for the same period in the prior year. Tax equivalent basis net interest income increased by $3.3 million or 3.8 percent to $88.9 million for the nine month period ended September 30, 2011, compared to $85.6 million for the same period in the prior year. The effect of the adjustment to a tax equivalent basis was $0.5 million and $1.8 million, respectively, for the three and nine month periods ended September 30, 2011, compared to $0.7 million and $2.5 million, respectively, for the same periods in the prior year.

The Company’s non interest income was $5.7 million and $14.8 million, respectively, for the three and nine month periods ended September 30, 2011. This represented increases of $1.9 million or 50.0 percent and $5.5 million or 59.1 percent, respectively, compared to $3.8 million and $9.3 million, respectively, for the same periods in the prior year. These increases partially resulted from an increase in investment advisory fees. Fee income from this source increased primarily as a result of the effects of continued improvement in both domestic and international equity markets. Assets under management were approximately $1.3 billion at both September 30, 2011 and September 30, 2010. Non interest income also included recognized pre-tax impairment charges on securities available for sale of $0.1 million and $0.3 million, respectively, for the three and nine month periods ended September 30, 2011 and $0.1 million and $2.4 million, respectively, for the same periods in the prior year. The impairment charges were related to the Company’s investments in pooled trust preferred securities. The Company has continued to hold its investments in pooled trust preferred securities as it does not believe that the current market value estimates for these investments are indicative of their underlying value. The pooled trust preferred securities are primarily backed by various U.S. financial institutions many of which are experiencing severe financial difficulties as a result of the current economic downturn. Continuation of these conditions may result in additional impairment charges on these securities in the future. Non interest income also included other gains of $1.0 million and $0.1 million, respectively, for the three and nine month periods ended September 30, 2011 and other losses of $0.6 million and $2.0 million, respectively, for the same periods in the prior year. These gains and losses are related to sales and revaluations of other real estate owned and loans held for sale.

Non interest expense was $20.1 million and $61.2 million, respectively, for the three and nine month periods ended September 30, 2011. This represented increases of $1.7 million or 9.2 percent and $6.2 million or 11.3 percent, respectively, compared to $18.4 million and $55.0 million, respectively, for the same periods in the prior year. Increases in non interest expense resulted primarily from the Company’s reinstatement of an incentive compensation plan previously terminated in 2009, increase in costs associated with problem loan resolution and other real estate owned, and investment in technology and personnel to accommodate growth and the expansion of services and products available to new and existing customers.

Conference Call

As previously announced, Hudson Valley will hold a third quarter earnings conference call Wednesday, October 26, 2011 at 10:00 AM ET:

Domestic (toll free): 1-877-317-6789

International (toll): +1-412-317-6789.

All participants should dial in at least ten minutes prior to the call and request the “HVB Third Quarter Earnings call.”

A replay of the call will be available one hour from the close of the conference through November 8, 2011 at 9:00 AM ET:

Domestic Toll Free: 1-877-344-7529 — Conference # 10005115
International Toll: +1-412-317-0088 - Conference # 10005115

Participants will be required to state their name and company upon entering call

The Company webcast will be available live at 10:00 AM ET, and archived after the call, through our website at www.hudsonvalleybank.com.

About Hudson Valley Holding Corp. Hudson Valley Holding Corp. headquartered in Yonkers, NY, is the parent company of Hudson Valley Bank (“Hudson Valley”). Hudson Valley Bank is a Westchester based Bank with more than $2.9 billion in assets, serving the metropolitan area with 35 branches located in Westchester, Rockland, the Bronx, Manhattan and Brooklyn in New York and Fairfield County and New Haven County, in Connecticut. Hudson Valley specializes in providing a full range of financial services to businesses, professional services firms, not-for-profit organizations and individuals; and provides investment management services through a subsidiary, A. R. Schmeidler & Co., Inc. Hudson Valley Holding Corp.’s common stock is traded on the NYSE under the ticker symbol “HVB” and is included in the Russell 3000® Index. Additional information on Hudson Valley Bank can be obtained on their web-site at www.hudsonvalleybank.com.

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Hudson Valley Holding Corp. (“Hudson Valley”) has made in this press release various forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to earnings, credit quality and other financial and business matters for periods subsequent to September 30, 2011. These statements may be identified by such forward-looking terminology as “expect”, “may”, “will”, “anticipate”, “continue”, “believe” or similar statements or variations of such terms. Hudson Valley cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, and that statements relating to subsequent periods increasingly are subject to greater uncertainty because of the increased likelihood of changes in underlying factors and assumptions. Actual results could differ materially from forward-looking statements.

Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, in addition to those risk factors disclosed in the Hudson Valley’s Annual Report on Form 10-K for the year ended December 31, 2010 include, but are not limited to, statements regarding:

•	further increases in our non-performing loans and allowance for loan losses;

•	ineffectiveness in managing our commercial real estate portfolio;

•	lower than expected future performance of our investment portfolio;

•	a lack of opportunities for growth, plans for expansion (including opening new branches) and increased or unexpected competition in attracting and retaining customers;

•	continued poor economic conditions generally and in our market area in particular, which may adversely affect the ability of borrowers to repay their loans and the value of real property or other property held as collateral for such loans;

•	lower than expected demand for our products and services;

•	possible impairment of our goodwill and other intangible assets;

•	other-than-temporary impairment charges on our investment securities;

•	our inability to manage interest rate risk;

•	increased expense and burdens resulting from the regulatory environment in which we operate and our ability to comply with existing and future regulatory requirements;

•	our inability to maintain regulatory capital above the levels required by the Office of the Comptroller of the Currency, or the OCC, for Hudson Valley Bank and the levels required for us to be “well-capitalized”, or such higher capital levels as may be required;

•	proposed legislative and regulatory action may adversely affect us and the financial services industry;

•	legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations) may subject us to additional regulatory oversight which may result in increased compliance costs and/or require us to change our business model;

•	future increased Federal Deposit Insurance Corporation, or FDIC, special assessments or changes to regular assessments;

•	our inability to raise additional capital in the future;

•	potential liabilities under federal and state environmental laws; and

•	limitations on dividends payable by Hudson Valley or Hudson Valley Bank.

We assume no obligation for updating any such forward-looking statements at any given time

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
For the three months ended September 30, 2011 and 2010
Dollars in thousands, except per share amounts
	Three Months Ended
	Sep 30
	2011	2010
Interest Income:
Loans, including fees	$28,641	$26,557
Securities:
Taxable	2,778	3,354
Exempt from Federal income taxes	989	1,321
Federal funds sold	24	45
Deposits in banks	154	260
Total interest income	32,586	31,537

Interest Expense:
Deposits	2,226	3,025
Securities sold under repurchase agreements and other short-term borrowings	68	69
Other borrowings	254	1,190
Total interest expense	2,548	4,284

Net Interest Income	30,038	27,253
Provision for loan losses	2,536	6,572
Net interest income after provision for loan losses	27,502	20,681

Non Interest Income:
Service charges	1,671	1,604
Investment advisory fees	2,639	2,162
Recognized impairment charge on securities available for sale (includes $361 of total losses and $172 of total gains in 2011 and 2010, respectively, less $242 of losses and $247 of gains on securities available for sale, recognized in other comprehensive income in 2011 and 2010, respectively)	(119)	(75)
Realized gains on securities available for sale, net	8	75
Gains (losses) on sales and revaluation of loans held for sale and other real estate owned, net	946	(550)
Other income	569	627
Total non interest income	5,714	3,843

Non Interest Expense:
Salaries and employee benefits	11,296	9,483
Occupancy	2,217	2,108
Professional services	1,700	1,239
Equipment	1,101	1,005
Business development	452	480
FDIC assessment	553	1,246
Other operating expenses	2,771	2,861
Total non interest expense	20,090	18,422

Income Before Income Taxes	13,126	6,102
Income Taxes	4,618	2,031
Net Income	$8,508	$4,071

Basic Earnings Per Common Share (1)	$0.48	$0.23
Diluted Earnings Per Common Share (1)	$0.48	$0.23
(1) September 2010 per share amounts have been restated to reflect the effects of the 10% stock dividend issued in December 2010.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
For the nine months ended September 30, 2011 and 2010
Dollars in thousands, except per share amounts
	Nine Months Ended
	Sep 30
	2011	2010
Interest Income:
Loans, including fees	$82,914	$81,248
Securities:
Taxable	8,875	10,601
Exempt from Federal income taxes	3,300	4,652
Federal funds sold	73	123
Deposits in banks	519	519
Total interest income	95,681	97,143

Interest Expense:
Deposits	6,790	9,679
Securities sold under repurchase agreements and other short-term borrowings	172	217
Other borrowings	1,599	4,128
Total interest expense	8,561	14,024

Net Interest Income	87,120	83,119
Provision for loan losses	9,533	40,702
Net interest income after provision for loan losses	77,587	42,417

Non Interest Income:
Service charges	5,263	5,019
Investment advisory fees	7,998	6,676
Recognized impairment charge on securities available for sale (includes $1,318 and $2,841 of total losses in 2011 and 2010, respectively, less $995 and $483 of losses on securities available for sale, recognized in other comprehensive income in 2011 and 2010, respectively)	(323)	(2,358)
Realized gains on securities available for sale, net	8	150
Losses on sales and revaluation of loans held for sale and other real estate owned, net	73	(1,974)
Other income	1,745	1,807
Total non interest income	14,764	9,320

Non Interest Expense:
Salaries and employee benefits	33,377	28,863
Occupancy	6,764	6,204
Professional services	4,902	4,103
Equipment	3,218	2,940
Business development	1,548	1,590
FDIC assessment	2,350	3,521
Other operating expenses	9,029	7,793
Total non interest expense	61,188	55,014

Income (Loss) Before Income Taxes	31,163	(3,277)
Income Taxes (Benefit)	10,399	(1,248)
Net Income (Loss)	$20,764	($2,029)

Basic Earnings Per Common Share (1)	$1.17	($0.12)
Diluted Earnings Per Common Share (1)	$1.17	($0.12)
(1) 2010 per share amounts have been restated to reflect the effects of the 10% stock dividend issued in December 2010.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
September 30, 2011 and December 31, 2010
Dollars in thousands, except per share and share amounts
	Sep 30	Dec 31
	2011	2010
ASSETS
Cash and non interest earning due from banks	$51,704	$25,876
Interest earning deposits in banks	202,472	258,280
Federal funds sold	36,400	72,071
Securities available for sale, at estimated fair value (amortized cost of $481,731 in
2011 and $440,792 in 2010)	486,138	443,667
Securities held to maturity, at amortized cost (estimated fair value of $14,627 in
2011 and $17,272 in 2010)	13,673	16,267
Federal Home Loan Bank of New York (FHLB) stock	3,832	7,010
Loans (net of allowance for loan losses of $42,150 in 2011 and $38,949 in 2010)	1,993,658	1,689,187
Loans held for sale	2,244	7,811
Accrued interest and other receivables	13,287	16,396
Premises and equipment, net	26,510	28,611
Other real estate owned	924	11,028
Deferred income tax, net	25,826	25,043
Bank owned life insurance	27,169	25,976
Goodwill	23,842	23,842
Other intangible assets	1,838	2,454
Other assets	12,740	15,514
TOTAL ASSETS	$2,922,257	$2,669,033

LIABILITIES
Deposits:
Non interest bearing	$884,306	$756,917
Interest bearing	1,645,362	1,477,495
Total deposits	2,529,668	2,234,412
Securities sold under repurchase agreements and other short-term borrowings	46,611	36,594
Other borrowings	16,475	87,751
Accrued interest and other liabilities	25,992	20,359
TOTAL LIABILITIES	2,618,746	2,379,116

STOCKHOLDERS’ EQUITY
Preferred Stock, $0.01 par value; authorized 15,000,000 shares; no shares
outstanding in 2011 and 2010, respectively	0	0
Common stock, $0.20 par value; authorized 25,000,000 shares: outstanding
17,694,297 and 17,665,908 shares in 2011 and 2010, respectively	3,799	3,793
Additional paid-in capital	347,337	346,750
Retained earnings (deficit)	7,931	(3,989)
Accumulated other comprehensive income (loss)	2,008	927
Treasury stock, at cost; 1,299,414 shares in 2011 and 2010	(57,564)	(57,564)
Total stockholders’ equity	303,511	289,917

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,922,257	$2,669,033

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
Average Balances and Interest Rates
For the three months ended September 30, 2011 and 2010
The following table sets forth the average balances of interest earning assets and interest bearing liabilities for the periods indicated, as well as total interest and corresponding yields and rates.
	Three Months Ended September 30,
		2011			2010
	-			-		-
(Unaudited)	Average		Yield/	Average		Yield/
	Balance	Interest (3)	Rate	Balance	Interest (3)	Rate

ASSETS
Interest earning assets:
Deposits in Banks	$234,589	$154	0.26%	$373,553	$260	0.28%
Federal funds sold	39,971	24	0.24%	84,112	45	0.21%
Securities: (1)
Taxable	378,157	2,778	2.94%	365,119	3,354	3.67%
Exempt from federal income taxes	103,638	1,522	5.87%	142,292	2,032	5.71%
Loans, net (2)	1,928,888	28,641	5.94%	1,693,859	26,557	6.27%
Total interest earning assets	2,685,243	33,119	4.93%	2,658,935	32,248	4.85%

Non interest earning assets:
Cash & due from banks	48,290			46,877
Other assets	135,965			135,884
Total non interest earning assets	184,255			182,761

Total assets	$2,869,498			$2,841,696

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Deposits:
Money market	$999,130	$1,557	0.62%	$955,296	$2,050	0.86%
Savings	111,358	116	0.42%	118,399	143	0.48%
Time	163,830	357	0.87%	202,934	609	1.20%
Checking with interest	309,694	196	0.25%	337,006	223	0.26%
Securities sold under repo & other s/t borrowings	53,100	68	0.51%	56,109	69	0.49%
Other borrowings	23,652	254	4.30%	102,760	1,190	4.63%
Total interest bearing liabilities	1,660,764	2,548	0.61%	1,772,504	4,284	0.97%

Non interest bearing liabilities:
Demand deposits	884,347			772,954
Other liabilities	25,770			13,148
Total non interest bearing liabilities	910,117			786,102

Stockholders’ equity (1)	298,617			283,090
Total liabilities and stockholders’ equity	$2,869,498			$2,841,696

Net interest earnings		$30,571			$27,964
Net yield on interest earning assets			4.55%			4.21%

(1) Excludes unrealized gains (losses) on securities available for sale. Management believes that this presentation more closely reflects actual performance, as it is more consistent with the Company’s stated asset/liability management strategies, which have not resulted in significant realization of temporary market gains or losses on securities available for sale which were primarily related to changes in interest rates. Effects of these adjustments are presented in the table below.
(2) Includes loans classified as non-accrual.
(3) The data contained in the table has been adjusted to a tax equivalent basis, based on the Company’s federal statutory rate of
35 percent. Management believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules. Effects of these adjustments are presented in the table below.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
Average Balances and Interest Rates
For the nine months ended September 30, 2011 and 2010
The following table sets forth the average balances of interest earning assets and interest bearing liabilities for the periods indicated, as well as total interest and corresponding yields and rates.
	Nine Months Ended September 30,
		2011			2010
	-		-	-		-
(Unaudited)	Average		Yield/	Average		Yield/
	Balance	Interest (3)	Rate	Balance	Interest (3)	Rate

ASSETS
Interest earning assets:
Deposits in Banks	$253,829	$519	0.27%	$291,067	$519	0.24%
Federal funds sold	42,190	73	0.23%	78,095	123	0.21%
Securities: (1)
Taxable	359,008	8,875	3.30%	371,305	10,601	3.81%
Exempt from federal income taxes	109,837	5,077	6.16%	159,258	7,157	5.99%
Loans, net (2)	1,832,866	82,914	6.03%	1,727,807	81,248	6.27%
Total interest earning assets	2,597,730	97,458	5.00%	2,627,532	99,648	5.06%

Non interest earning assets:
Cash & due from banks	46,501			45,898
Other assets	143,107			138,609
Total non interest earning assets	189,608			184,507

Total assets	$2,787,338			$2,812,039

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Deposits:
Money market	$946,616	$4,699	0.66%	$935,851	$6,397	0.91%
Savings	112,907	358	0.42%	114,520	404	0.47%
Time	172,634	1,176	0.91%	206,351	1,948	1.26%
Checking with interest	293,660	557	0.25%	342,335	930	0.36%
Securities sold under repo & other s/t borrowings	46,102	172	0.50%	60,995	217	0.47%
Other borrowings	48,176	1,599	4.43%	114,924	4,128	4.79%
Total interest bearing liabilities	1,620,095	8,561	0.70%	1,774,976	14,024	1.05%

Non interest bearing liabilities:
Demand deposits	848,834			728,005
Other liabilities	24,106			18,442
Total non interest bearing liabilities	872,940			746,447

Stockholders’ equity (1)	294,303			290,616
Total liabilities and stockholders’ equity	$2,787,338			$2,812,039

Net interest earnings		$88,897			$85,624
Net yield on interest earning assets			4.56%			4.34%

(1) Excludes unrealized gains (losses) on securities available for sale. Management believes that this presentation more closely reflects actual performance, as it is more consistent with the Company’s stated asset/liability management strategies, which have not resulted in significant realization of temporary market gains or losses on securities available for sale which were primarily related to changes in interest rates. Effects of these adjustments are presented in the table below.
(2) Includes loans classified as non-accrual.
(3) The data contained in the table has been adjusted to a tax equivalent basis, based on the Company’s federal statutory rate of
35 percent. Management believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules. Effects of these adjustments are presented in the table below.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
Average Balances and Interest Rates
Non-GAAP disclosures
	Three Months Ended		Nine Months Ended
	Sep 30		Sep 30
	2011	2010	2011	2010
Total interest earning assets:
As reported	$2,687,904	$2,664,979	$2,598,798	$2,632,076
Unrealized gain on securities
available-for-sale (1)	2,661	6,044	1,068	4,544

Adjusted total interest earning assets	$2,685,243	$2,658,935	$2,597,730	$2,627,532

Net interest earnings:
As reported	$30,038	$27,253	$87,120	$83,119
Adjustment to tax equivalency basis (2)	533	711	1,777	2,505

Adjusted net interest earnings	$30,571	$27,964	$88,897	$85,624

Net yield on interest earning assets:
As reported	4.47%	4.09%	4.47%	4.21%
Effects of (1) and (2) above	0.08%	0.12%	0.09%	0.13%

Adjusted net yield on interest earning assets	4.55%	4.21%	4.56%	4.34%

Average stockholders’ equity:
As reported	$300,338	$286,849	$295,084	$293,454
Effects of (1) and (2) above	1,721	3,759	781	2,838

Adjusted average stockholders’ equity	$298,617	$283,090	$294,303	$290,616

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
Financial Highlights
Third Quarter 2011
(Dollars in thousands, except per share amounts)
	3 mos end	3 mos end	9 mos end	9 mos end
	Sep 30	Sep 30	Sep 30	Sep 30
	2011	2010	2011	2010

Earnings:
Net Interest Income	$30,038	$27,253	$87,120	$83,119
Non Interest Income	$5,714	$3,843	$14,764	$9,320
Non Interest Expense	$20,090	$18,422	$61,188	$55,014
Net Income (Loss)	$8,508	$4,071	$20,764	($2,029)
Net Interest Margin	4.47%	4.09%	4.47%	4.21%
Net Interest Margin (FTE)	4.55%	4.21%	4.56%	4.34%
Diluted Earnings (Loss) Per Share (1)	$0.48	$0.23	$1.17	($0.12)
Dividends Per Share (1)	$0.20	$0.09	$0.50	$0.51
Return on Average Equity	11.33%	5.68%	9.38%	-0.92%
Return on Average Assets	1.18%	0.57%	0.99%	-0.10%
Average Balances:
Average Assets	$2,872,159	$2,847,740	$2,788,406	$2,816,583
Average Net Loans	$1,928,888	$1,693,859	$1,832,866	$1,727,807
Average Investments	$481,795	$507,411	$468,845	$530,563
Average Interest Earning Assets	$2,687,904	$2,664,979	$2,598,798	$2,632,076
Average Deposits	$2,468,359	$2,386,589	$2,374,651	$2,327,062
Average Borrowings	$76,752	$158,869	$94,278	$175,919
Average Interest Bearing Liabilities	$1,660,764	$1,772,504	$1,620,095	$1,774,976
Average Stockholders’ Equity	$300,338	$286,849	$295,084	$293,454
Asset Quality — During Period:
Provision for loan losses	$2,536	$6,572	$9,533	$40,702
Net Chargeoffs	$2,276	$16,813	$6,332	$42,460
Annualized Net Chargeoffs/Avg Net Loans	0.47%	3.97%	0.46%	3.28%
(1) 2010 per share amounts have been restated to reflect the effects of the 10% stock dividend issued in December 2010.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
Selected Balance Sheet Data
Third Quarter 2011
(Dollars in thousands except per share amounts)
	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
	2011	2011	2011	2010	2010

Period End Balances:
Total Assets	$2,922,257	$2,817,815	$2,655,273	$2,669,033	$2,830,059
Total Investments	$499,811	$476,309	$448,973	$459,934	$491,908
Net Loans	$1,993,658	$1,888,761	$1,774,679	$1,689,187	$1,671,730
Goodwill and Other Intangible Assets	$25,680	$25,885	$26,090	$26,296	$26,501
Total Deposits	$2,529,668	$2,418,391	$2,243,613	$2,234,412	$2,374,079
Total Stockholders’ Equity	$303,511	$295,686	$290,654	$289,917	$287,652
Tangible Common Equity	$277,831	$269,801	$264,564	$263,621	$261,151
Common Shares Outstanding (1)	17,694,297	17,689,049	17,686,063	17,665,908	17,632,080
Book Value Per Share (1)	$17.15	$16.72	$16.43	$16.41	$16.31
Tangible Book Value Per Share (1)	$15.70	$15.25	$14.96	$14.92	$14.81
Tangible Common Equity Ratio — HVHC	9.6%	9.7%	10.1%	10.0%	9.3%
Tier 1 Leverage Ratio — HVHC	9.7%	9.8%	9.9%	9.6%	9.1%
Tier 1 Risk Based Capital Ratio — HVHC	12.7%	13.2%	13.5%	13.9%	13.7%
Total Risk Based Capital Ratio — HVHC	14.0%	14.4%	14.8%	15.2%	15.0%
Tier 1 Leverage Ratio — HVB	9.2%	9.1%	9.1%	8.8%	8.3%
Tier 1 Risk Based Capital Ratio — HVB	12.1%	12.3%	12.4%	12.8%	12.5%
Total Risk Based Capital Ratio — HVB	13.4%	13.5%	13.7%	14.0%	13.7%
Loan Categories:
Commercial Real Estate	$817,998	$844,741	$821,959	$796,253	$788,016
Construction	145,682	148,439	168,567	174,369	176,223
Residential	812,203	671,638	548,346	467,326	451,344
Commercial and Industrial	221,208	227,008	234,742	245,263	254,506
Individuals	29,714	29,620	30,616	33,257	25,705
Lease Financing	13,036	13,329	14,923	15,783	16,856
Total Loans	$2,039,841	$1,934,775	$1,819,153	$1,732,251	$1,712,650

Asset Quality — Period End:
Allowance for Loan Losses	$42,150	$41,889	$40,287	$38,949	$36,886
Loans 31-89 Days Past Due Accruing	$8,737	$12,361	$12,745	$21,004	$9,732
Loans 90 Days or More Past Due Accruing (90 PD)	$0	$0	$0	$1,625	$197
Nonaccrual Loans (NAL)	$58,537	$57,617	$54,433	$43,684	$41,918
Other Real Estate Owned (OREO)	$924	$2,370	$4,810	$11,028	$9,393
Nonperforming Loans Held For Sale (HFS)	$2,244	$4,506	$5,506	$7,811	$21,864
Nonperforming Assets (90 PD+NAL+OREO+HFS)	$61,705	$64,493	$64,749	$64,148	$73,372
Allowance / Total Loans	2.07%	2.17%	2.21%	2.25%	2.15%
NAL / Total Loans	2.87%	2.98%	2.99%	2.52%	2.45%
NAL + 90 PD / Total Loans	2.87%	2.98%	2.99%	2.62%	2.46%
NAL + 90 PD + OREO / Total Assets	2.03%	2.13%	2.23%	2.11%	1.82%
Nonperforming Assets / Total Assets	2.11%	2.29%	2.44%	2.40%	2.59%

(1) Share and per share amounts for September 2010 and June 2010 have been restated to reflect the effects of the 10% stock dividend issued in December 2010.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
Selected Income Statement Data
Third Quarter 2011
(Dollars in thousands except per share amounts)
	3 mos end	3 mos end	3 mos end	3 mos end	3 mos end
	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
	2011	2011	2011	2010	2010

Interest Income	$32,586	$32,462	$30,633	$31,196	$31,537
Interest Expense	2,548	2,848	3,165	3,659	4,284
Net Interest Income	30,038	29,614	27,468	27,537	27,253
Provision for Loan Losses	2,536	1,546	5,451	5,825	6,572
Non Interest Income	5,714	3,831	5,219	4,405	3,843
Non Interest Expense	20,090	20,648	20,450	19,132	18,422
Income Before Income Taxes	13,126	11,251	6,786	6,985	6,102
Income Taxes (Benefit)	4,618	3,819	1,962	(157)	2,031
Net Income	$8,508	$7,432	$4,824	$7,142	$4,071

Diluted Earnings per share (1)	$0.48	$0.42	$0.27	$0.41	$0.23

Net Interest Margin	4.47%	4.55%	4.39%	4.29%	4.09%

Average Cost of Deposits (2)	0.36%	0.38%	0.40%	0.44%	0.51%

(1) Share and per share amounts for September 2010 and June 2010 have been restated to reflect the effects of the 10% stock dividend issued in December 2010.
(2) Includes noninterest bearing deposits